UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 8, 2008

Hardinge Inc.

(Exact name of Registrant as specified in its charter)

New York	000-15760	16-0470200
(State or other jurisdiction of incorporation or organization)	Commission file number	(I.R.S. Employer Identification No.)

One Hardinge Drive, Elmira, NY 14902
(Address of principal executive offices) (Zip Code)

(607) 734-2281
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Performance Share Incentive Award

On December 8, 2008, the Compensation Committee of the Board of Directors of Hardinge Inc. (“Hardinge” or the “Company”) made awards of Performance Share Incentives, payable in shares of the Company’s common stock, pursuant to the Company’s 2002 Stock Incentive Plan.  The awards are contingent upon Hardinge’s performance against EBITDA objectives in the years 2009, 2010 and 2011.  The Performance Share Incentive target awards for the Company’s executive officers are as follows:

Executive Officer	Annual Target Award	Total Target Award

Richard L. Simons,
Chief Executive Officer	5,000	15,000

Edward J. Gaio,
Chief Financial Officer	2,666.67	8,000

Douglas C. Tifft,
Senior Vice President-Administration	2,666.67	8,000

For the purposes of the awards, the Board has established an EBITDA objective for the Company for the years 2009, 2010 and 2011.  If the Company achieves at least 85% of its EBITDA objective for a year, then each executive officer will be eligible to receive between 85% and 120% of his Annual Target Award depending on actual EBITDA for that year.  All shares awarded to an executive officer are subject to forfeiture if the executive officer terminates employment with the Company prior to December 31, 2011, unless such termination is effected by the Company without cause, effected by the executive officer for good reason or as a result of the executive officer’s death or disability.

Non-Qualified Stock Option Awards

On December 8, 2008, the Compensation Committee of the Board of Directors of Hardinge approved, pursuant to the Company’s 2002 Incentive Stock Plan, grants of 33,000 non-qualified stock options to Mr. Simons and 13,000 non-qualified stock options to Mr. Gaio. All options are exercisable at the price of $3.84 per share, the closing price of Hardinge stock on December 8, 2008.  The non-qualified stock options will vest ratably over three years.  The Committee agreed with Mr. Simons’ recommendation that the award of non-qualified stock options to him shall be in lieu of any incentive bonus award under the Company’s Cash Incentive Plan in effect for 2008.

Employment Agreements

On December 9, 2008, the Board of Directors of Hardinge authorized amendments to employment agreements previously entered into by the Company with each of Mr. Simons, Mr. Gaio and Mr. Tifft, which amendments will be effective January 1, 2009.  Copies of the three employment agreement amendments are filed as Exhibits 10.1, 10.2 and 10.3 to this report.  The amendments were adopted in order to ensure that the employment agreements comply with Internal Revenue Code Section 409A.

Prior to the amendments, the employment agreements provided for payment of severance for the greater of six months or the remainder of the employment agreement term if the executive officer was terminated by the Company without cause or if the executive officer terminates his employment for good reason.  If such termination occurred within six months following a change in control, the executive officer became entitled to a payment of 1.5 times annual base salary and annual bonus.  Also, if the executive officer terminated employment for any reason more than six months following a change in control (but during the term of the employment agreement) the executive officer became entitled to a payment of 1.5 times annual base salary and annual bonus.

The amendments do not change the amount payable to the executive officers, but do change the time and manner of payment in order to comply with Internal Revenue Code Section 409A.  If the executive officer is terminated by the Company without cause or if the executive officer terminates for good reason, whether before or during six months following a change in control, the executive officer will receive six months of severance in an immediate lump sum.  All other amounts due the executive officer will be paid in installments (if no change in control) or a combination of installments and a lump sum (following a change in control) beginning six months after the executive officer’s termination of employment.  If the executive officer terminates for any reason more than six months following a change in control (but during the term of the employment agreement), all amounts due the executive officer will be paid in a combination of installments and a lump sum beginning six months after the executive officer’s termination of employment.

The amendments also require the executive officer to provide the Company written notice within ninety days following the occurrence of an event constituting “good reason.”  The written notice must describe the event and state the executive officer’s intention to terminate employment if the Company does not take appropriate corrective action.  The Company will have thirty days from the date of receipt of the written notice to take appropriate corrective action.

Base Salary Adjustments

On December 8, 2008, the Compensation Committee of the Board of Directors of Hardinge approved base salary increases for Messrs. Gaio and Tifft.  Effective January 1, 2009, Mr. Gaio’s base salary will increase 7.3% from $205,000 to $220,000 and Mr. Tifft’s salary will increase 3.1% from $178,500 to $184,000.  The Committee’s adjustment to Mr. Gaio’s base salary is intended to bring Mr. Gaio’s base salary within the Company’s target range for the position of Chief Financial Officer.

Item 5.03               Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year

The Board of Directors of Hardinge amended the Bylaws of the Company on December 9, 2008 to permit the Company’s Chief Executive Officer to confer the title of Vice President or any variation thereof on an employee of the Company without the Board of Directors electing such employee an officer of the Company.  The text of this amendment is included as Exhibit 3.1 to this Current Report on Form 8-K.

Item 9.01               Financial Statements and Exhibits

The following Exhibits are filed herewith:

Exhibit No.	Description

3.1	Amendment to Bylaws of Hardinge Inc., as adopted on December 9, 2008.

10.1	Amendment One to the Employment Agreement between Hardinge Inc. and Richard L. Simons

10.2	Amendment One to the Employment Agreement between Hardinge Inc. and Edward J. Gaio

10.3	Amendment One to the Employment Agreement between Hardinge Inc. and Douglas C. Tifft

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARDINGE INC.
Registrant

Date: December 12, 2008	By:	/s/ Richard L. Simons
Richard L. Simons, President,
Chief Executive Officer